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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Antero Resources LLC:

        We consent to the use of our report dated March 30, 2010, with respect to the consolidated balance sheets of the Antero Resources LLC as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and comprehensive loss and cash flows, for each of the years in the three-year period ended December 31, 2009, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLC

Denver, Colorado

April 30, 2010

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  Exhibit 23.1